Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the incorporation by reference in the registration statements on Forms S-3ASR (File No. 333-230748 and File No. 333-235634) and on Forms S-8 (File No. 333-109744, File No. 333-176061, File No. 333-188008, File No. 333-212044, File No. 333-224829, File No. 333-235635, and File No. 333-235636) of Callon Petroleum Company of our letter dated February 7, 2020, relating to estimates of proved reserves attributable to certain interests of Callon Petroleum Company as of December 31, 2019.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 28, 2020